Exhibit 99.2
Big Lots
Third Quarter 2020
December 4th, 2020, 8:00 AM EST

Presenters
Bruce Thorn - President and CEO
Jonathan Ramsden - Executive Vice-President, Chief Financial and Administrative Officer

Q&A Participants
Spencer Hanus – Wolfe Research
Joe Feldman – Telsey Advisory Group
Peter Keith – Piper Jaffray
Anthony Chukumba (SP) – Loop Capital Market
Chandni Luthra – Goldman Sachs
Gabi Carbone – Deutsche Bank
Renato Basanta – Barclays
Jason Haas – Bank of America
Brad Thomas – KeyBanc Capital Markets

Operator
Ladies and gentlemen, good morning and welcome to the Big Lots third quarter conference call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. On the call today are Bruce Thorn, President and CEO and Jonathan Ramsden, Executive Vice-President, Chief Financial and Administrative Officer. Before starting today’s call, the company would like to remind you that any forward-looking statements made on the call involve risks and uncertainties and are subject to the company’s Safe Harbor provisions as stated in the company’s press release and SEC filings and the actual results can differ materially from those described in forward-looking statements. The company would also like to point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non‑GAAP adjusted results are available in today’s press release. I will now hand the call over to Bruce Thorn, President and CEO of Big Lots. Mr. Thorn please go ahead.

Bruce Thorn

Thank you and good morning everyone.

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I am thrilled with the strong results we reported this morning and what our team has accomplished thus far this year. This was another record-breaking quarter with comparable sales increasing 17.8%, and EPS of $0.76 representing our highest ever third quarter adjusted earnings, far exceeding last year’s comparable figure. Our consistently outstanding results throughout the Covid crisis are tributes to the exceptional and unwavering teamwork across the entire organization. Once again, I want to thank our associates in our stores, the distribution centers, and our corporate headquarters for their dedication and tireless efforts.

As many of you probably know, we made the decision this year to close our stores at 1 pm on Thanksgiving Day to make certain our associates had as much time with family as possible in this atypical year. While our stores are typically open throughout Thanksgiving, we were happy to provide our teams with the opportunity to be with their families, while also offering our customers a desirable window to shop for last-minute needs.

The guiding principles we have used to navigate what remain uncertain times include the key priority of making our stores and workplaces as safe as possible. We remain steadfast in that objective as we, once again, see Covid cases rapidly increasing. Along with clear and rigorous safety standards, social distancing, and cleaning protocols in all of our stores and workplaces, our investment in new ecomm and omnichannel capabilities, such as curbside pickup and same-day delivery, are a critical part of these efforts.

Over the past quarter, we have seen continued momentum from the Covid-induced nesting trend, but the strength of our business also reflects the strategies that were already rolling out under Operation North Star. These include our Broyhill launch, the introduction across 750 stores of The Lot and Queue Line initiatives and our Pantry Optimization reset. All of these initiatives have been successful and, along with our growing ecomm capabilities and expanding customer file, position us for continued strong progress going forward.

As I mentioned on our last call, in the current way of living, our assortment of everyday essentials and stay-at-home products continues to strongly align with customers’ wants and needs. We feel very good about our balanced offering, spanning thoughtfully-curated merchandise, never outs and closeouts. Our customers continue to look for everyday values as well as surprises throughout the Big Lots store. Our evolving never-out program ensures that our customers have affordable access to everyday needs, and our expanding focus on closeouts resonates well with her. She loves the treasure hunt and finding amazing deals that differ every time she visits. Additionally, Broyhill and our portfolio of private brands will help us deliver quality and price while building loyalty and differentiating ourselves in the market. We are confident that we are well positioned to gain market share from both existing customers and those who are new to the Big Lots family.

On top of all of that, during this year’s unique holiday selling season, we have positioned our assortment and promotional cadence to capture early holiday shopping. So, let me give you an update on where we stand to date and frame for you how we have planned the business for

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the balance of the quarter, as we look to manage the key selling weeks leading up to and including Christmas. Our strategic decision to plan for early holiday shopping has paid off as our quarter to date comps are up low double digits, with strong sell-through in Seasonal merchandise. Given a pull-forward in sales and an elongated holiday shopping season, we have planned for business to moderate for the balance of the quarter.

Overall, our strategies reflect the fact that now, more than ever, customers are demanding expanded ways to shop HOW, and WHEN and WHERE they want. We continue to accelerate our omnichannel capabilities, removing purchase friction and creating better customer experiences. As you know, this year we introduced curbside pickup, as well as same day delivery in partnership with Instacart. In July, we launched same-day delivery from biglots.com with PICKUP, our same-day delivery partner, allowing customers to order any item available at their local Big Lots store via biglots.com – delivering small and large items, from decorative accessories and snacks to furniture and mattresses – all within the same day. Our Instacart and PICKUP delivery services accelerated over the quarter, making a significant contribution to our overall ecommerce-driven growth. And, finally, we have now rolled out Ship from Store capabilities to 47 initial stores, strategically identified to ensure 2-day delivery to 90% of our customers across the country.

For a cohesive experience online and in-store, we have integrated web and store capabilities to allow for seamless returns, pricing consistency, and order visibility. I am also proud to highlight that we were named #1 in Total Retail’s 2020 Top Omnichannel Retailers Report. This achievement is validation of how quickly we have adapted our approach to meet our customer’s evolving needs. We still have a long way to go on our omnichannel journey, but I am delighted with the progress we have made, and the accelerated rollout we have achieved over the past 9 months.

In total, ecomm and omnichannel demand grew 70% over Q3 last year, contributing close to 170 basis points to the overall company comp, driven by an expanded SKU offering, convenient delivery options, and new digital customer acquisition. Nearly every KPI in this business continues to trend favorably, with notable improvements in site traffic, conversion rates, penetration of sales, and delivery times.

Let me now spend a few moments on the excellent trajectory we are seeing in Broyhill. As I mentioned on our last call, we added talent to the organization and have begun to expand and update our Broyhill fall and holiday assortments to include products like area rugs, bed sheets, and decorative pillows. The customer reaction to the entire offering of this iconic brand remains very favorable and we remain very excited about our 2021 extension of Broyhill into housewares and kitchen textiles. Broyhill is now on track to generate close to $400 million in first year sales and we continue to firmly believe it can be a billion-dollar brand for Big Lots over time. Broyhill customers spend twice as much as non-Broyhill customers and 10 times as much as non-furniture customers. This dynamic is driven both by basket size and visit frequency. One

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third of Broyhill customers are new to Big Lots and 50% of Broyhill customers have already returned to make a second purchase either in stores or through Biglots.com.

We also continue to make excellent progress on this year’s rollout of The Lot and Queue Line. We have rolled these strategies out to approximately 750 stores, which are performing well and in-line with expectations. The Lot lifts stores one to two comp points, and also provides a great way for us to test new merchandise categories anchored in themed presentations such as outdoor sporting goods, novelty kitchen appliances. and apparel. We continue to see strength in apparel in The Lot, but also in small appliances and in Toys. The Queue Line drives approximately 1-point of comp, and the configuration in the front of the store frees-up space for other assortments, including quality closeouts. As I noted on our last call, in the near term, we will continue prioritizing the rollout of The Lot and the Queue Line, given the high returns associated with these initiatives, and expect to add another 450 stores by the end of Q1 2021.

Pantry Optimization launched this past quarter and the rollout was complete at the end of September. As a reminder this involves repositioning footage from food staples to food entertainment and consumables, including cleaning products and health & beauty. We are combining competitively priced national brands with an expanding assortment of closeouts, all of which creates a significant value differentiation from the competition. Our customers are surprised and delighted to find more items on their shopping lists, at tremendous values, which will increase her frequency of visiting going forward. Our earliest reads from Pantry Optimization are indicating that we are getting lifts in our consumables business, as well as the Food categories where we expanded space for entertainment foods and coffee. This is partially offset by our exiting or reducing of less productive categories, such as freezer, cooler, and cans and pasta. More to come as this strategy continues to mature.

Coming back to the third quarter, as we commented in prior updates, we started the quarter strongly. This strength continued despite the ending of the “stimulus-driven” sales surge from mid-April through mid-summer, as customers continued to improve their living spaces with indoor & outdoor furniture and home-related accessories. Additionally, as focus turned to seasonal shopping for Halloween & Harvest, and then for early Christmas selling, we saw continued strength in October. As I mentioned, that momentum has continued into Q4.

Turning to our category performance, our merchant teams did an outstanding job planning the assortments for Q3 with all seven divisions reporting increases in the quarter!

Furniture sales increased 25% versus last year with all departments driving double digit comp growth. Upholstery and Home Office were both up over 30%, with Ready to Assemble, Mattresses and Casegoods all up around 20% to last year. The Broyhill brand had a strong impact on Furniture, representing 17% of total Furniture sales in the quarter – Upholstery was particularly strong for Broyhill, driving 30% of the total department’s sales. Mattresses grew 18% and, although our suppliers continued to face challenges associated with raw material

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shortages, the Big Lots team moved quickly to supplement the supply by adding new SKUs and new vendors.

Soft Home had double digit comp increases led by strong trends within the Window, Basic Bedding and Décor categories. Window was up over 45% with Curtains up over 50% driven by incremental Broyhill and national brand offerings. Décor saw double digit growth driven by Broyhill, Christmas and Art. Comforter sets were up over 20% on strength of Broyhill and opportunity buys; Pillows and Pads were up 33% and 34%, respectively.

Our Seasonal business also had a terrific quarter fueled by early selling in our Christmas assortment, driving a 42% comp increase over prior year and contributing significantly to our overall comp. Our Harvest and Halloween assortments contributed additional growth over last year, partially offset by Summer and patio assortments due to high sell thru in these categories in the 2nd quarter.

Electronics, Toys, and Accessories posted a comp increase in the mid 50’s for Q3, driven by a 94% increase in our Toy business thanks to good momentum through the quarter, as well as our 50% off Toy promotion near the end of the quarter.

Hard Home Comps were up 20% to last year with all departments trending positively. Key areas such as Kitchen Appliances, Cookware, Bakeware, Dinnerware, and Drinkware drove topline by over 40% on a comparable stores basis, in part due to the “Cook and Dine at Home“ trend.

Consumables comped up approximately 10% in the quarter with positive results across all departments except paper, where we were faced with inventory challenges early in the quarter. Food was up 1% in the quarter, a very good result considering the team had to transition a good part of the assortment for our Pantry Optimization Initiative, and the lack of a Friends & Family event as compared to last year – where Food and Consumables both over-index during the event.

Across all categories, closeout sales in the third quarter were up around 50% over the same quarter in 2019. Closeouts are an important part of our heritage and a significant reason why she shops us. We are planning for continued strong growth going forward.

Our active rewards membership reached an historic high, with 8% growth over Q3 2019 and Rewards customers, in total, spent 28% more vs last year. The Big Heroes program resonated with our customers as members of the military and veterans, first responders, medical professionals, commercial drivers and teachers spent significantly more per customer than others. Starting last month, we have rolled out an ongoing discount to active military and veterans, and greatly value our ability to support these heroes in a practical way everyday. Meanwhile, we continued to delight our customers as reflected in high and increasing net promoter scores. And we continue to accelerate our acquisition of new customers.

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I’ll now turn the call over to Jonathan for more insight on our financial results for the quarter.

Jonathan Ramsden

Thanks Bruce, and good morning everyone. I would like to add my thanks for the incredible efforts of our team over the past quarter. It has truly been remarkable to see how the teams knitted together so tightly through these challenging times, and how our values have remained over the center of everything we do.

Net sales for the third quarter were $1.378 billion, an 18% increase compared to $1.168 billion a year ago. The growth resulted from a comparable sales increase of 17.8%, and sales growth in new and relocated stores not in the comp base. Comps were driven by a slight increase in store traffic, ecomm traffic up over 50%, and strong growth in basket across both channels. In terms of cadence through the quarter, the underlying trend by month was fairly consistent after adjusting for the effects of changes in promotional cadence and intensity. The seasonal pattern of comps was different however, with strong Halloween & Harvest selling in August and September, and strong early Christmas selling beginning in mid-September and running through October.

Net income for the third quarter was $29.9 million, compared to an adjusted net loss of $7 million in Q3 of 2019. EPS for the quarter was $0.76, six cents above the high end of our guidance range provided at the end of September. As a reminder, we reported an adjusted EPS loss of $0.18 last year.

The gross margin rate for Q3 was 40.5%, up around 80 bps from last year’s third quarter rate. This was better than we anticipated at the beginning of the quarter, and reflected a lower markdown rate and an overall mix benefit, offset by higher freights costs, lapping some tariff rebates from the third quarter of last year, and a slight impact from our Pantry Optimization strategy. For Q4, we expect gross margin rate to be approximately flat to last year, due to a lower year over year markdown benefit offset by higher freight costs and a somewhat greater impact from Pantry Optimization.

Total expense dollars for the quarter, including depreciation, were $515 million, up from $468 million of adjusted expenses last year. Key drivers of the increase were $12 million of additional expense from the sale and leaseback of our distribution centers, $10 million of additional store and corporate bonus expense, $8 million of higher non-cash stock compensation expense, as well as ongoing Covid-related cleaning costs and supplies, and some overall expense flex on higher sales. These drivers will largely continue into Q4, and result in similar dollar expense growth to Q3. Notwithstanding these increases, expenses for the third quarter levered approximately 270 basis points versus last year, resulting in excellent flow-through of sales growth to operating income.

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As we referenced during our last call, we remain focused on continuing to gain cost-efficiency in our business, both through an ongoing data-driven and ROI-focused approach to expenses, and through continuing to grow a culture of thoughtful frugality. We continue to make strong progress on cost reduction and those efforts will continue into 2021 and beyond, with key area of focus being labor costs, supply chain, marketing expenditures, general office expense, and non-merchandise procurement.

Interest expense for the quarter was $2.6 million, down from $5.4 million in Q3 last year primarily as a result of paying off the balance on our unsecured line of credit in the prior quarter, partially offset by notional interest associated with the gain deferral on our sale/leaseback transactions.

The income tax rate in the third quarter was 24.1%, compared to last year’s adjusted rate of 31.7%, both impacted by the resolution of discrete items. Prior to discrete items, this year’s income tax rate was 26.4% compared to last year’s adjusted rate of 26.1%.

Moving on to the balance sheet, inventory ended the quarter at $1.089 billion, a 2.5% reduction compared to $1.117 billion last year, with the decline resulting mainly from our very strong sales performance. Total inventory included a significant increase in in-transit inventory as we chase sales and as we worked to get back in-stock for the holiday selling season. Inventory on-hand in our stores was down by a mid-teen percentage at the end of Q3. Including in-transit, our Q4 inventory is likely to be closer to flat, given some acceleration in early Q1 receipts due to the Chinese New Year.

During Q3, we opened 13 new stores and closed 6 stores, leaving us with 1,411 stores and total selling square footage of 32.1 million. For the full year, we now expect our ending store count to be 1,408 stores with 24 store openings and 20 closings. We have been successful in reducing our closings with a process addressing store underperformance before the end of a lease term; and we have added new capabilities with analytics and modeling to assist with future site evaluation. We expect these actions to support a marked acceleration in the growth of our store footprint beginning in 2021, including our highest number of Q1 openings in many years.

Capital expenditures for the quarter were $34 million compared to $69 million last year, with the decline primarily coming from fewer Store of the Future conversions and fewer new store openings, partially offset by investing in The Lot and Queue Line rollouts. Year to date capex is $103 million versus $232 million last year. Depreciation expense in Q3 was $33 million, approximately $1.6 million lower than the same period last year. For the full year, we expect capital expenditures to be between $150 and $160 million.

We ended the third quarter with $548 million of Cash and Cash Equivalents and $39 million of long-term debt. This compares to $62 million of Cash and Cash Equivalents and $501 million of long-term debt at the end of the third quarter last year.

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Regarding shareholder return actions, we repurchased 2.2 million shares during the quarter for $100 million, at an average cost per share of $45.81, under our previously announced $500 million share repurchase authorization. Also, our Board of Directors declared a quarterly cash dividend for the third quarter of fiscal 2020, of $0.30 per common share. This dividend is payable on December 30, 2020 to shareholders of record on the close of business on December 16, 2020. Share repurchases remain an important part of our capital allocation strategy going forward, in particular given our significant excess liquidity.

At this point, we are not providing sales or EPS guidance for the fourth quarter and full year. However, as we did in Q2 and Q3, we expect to provide a business update in early January when we will have greater visibility into the outcome for the quarter. As Bruce referenced, our fourth quarter is on track and we look forward to closing out a solid year.

I’ll now turn the call back over to our Moderator so that we can begin to address your questions.

Operator
Thank you. We will now be conducting a question and answer session. If you'd like to be placed in the question queue, please press “*” “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing “*” “1.”

One moment, please, while we poll for questions. Our first question today is coming from Greg Badishkanian from Wolfe Research. Your line is now live.

Spencer Hanus
Good morning. This is Spencer Hanus on for Greg. You mentioned that your comps were up low double digits quarter to date. Could you talk about any categories that are outperforming or underperforming that trend? And then are you seeing any signs of shoppers stocking up just given the rise in COVID cases around the country?

Bruce Thorn
Hi, Spencer. This is Bruce. I'll start off and Jonathan can add to it. And also, thank you for the recent Wolfe coverage. Just speaking about Q3 merch and what we're seeing, I'd say across the board as we mention in the — our opening remarks, we are really pleased with all divisions positively comping. I think some of the standout areas are Soft Home up over 20% really driven, like you heard from the window, bedding, and so forth. We've got a lot of close outs in that area too. We've got our apparel in that section and that's actually resonating well with the customer.

On top of that, our Furniture division did quite well. Strong Broyhill performance, once again, over 20% comp in that area as well as the upholstery, overall upholstery and mattress sales. Hard Home continues to do quite well. The nesting, the cocooning, if you will, is alive and well

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with Jennifer. Kitchen appliances, cookware, dinnerware, all of those areas doing quite well and also close outs and Instapots and air fryer type of products. Those all worked very well.

Overall, the value is big at this time of year and with the COVID issues that are going on here, closeouts were up nearly 50% Q3 year over year. But we're really proud of all the performance across all the divisions, especially when you think about we did a pantry optimization transition and food still comped up while giving up space and comping of Friends and Family last year and consumables did quite well with our emphasis in health and beauty and pet. So we're actually very pleased with what we are seeing.

We are seeing, with COVID-19 starting to peak again, that there's a buy up in the paper and cleaning products and that's something that's been going on here. But we are still seeing strong purchases to improve the workplace at home and living conditions at home.

Jonathan Ramsden
Yeah, I would just add, Spencer, just a couple of minor data points or a couple of data points here. You know, we’re up, across all categories quarter to date in Q4. You know, we did see a bit of a spike in consumables, you know, referencing that, you know, sort of stock up component that's going on. And then seasonal, you know, we've done well early. We — and we also did well on seasonal Christmas in particular in October. We got some early business there that continues through November, so that has been relatively strong. We sold through certainly a significantly higher proportion of our Christmas inventory at this point than we had a year ago.

Spencer Hanus
That's really helpful. And then it was nice to see the sequential improvement in your inventory this quarter. Can you talk about how well positioned you think you are for the holiday season from that standpoint? And then in terms of the sell through that you have on your items in Q4, are you happy with where you are today just given the changes and the timing of holiday sales? Thanks.

Jonathan Ramsden
Yeah, so I'd say overall we are. You know, we are — the quarter is playing out so far as we planned it would. You know, we thought we would, you know, start off strong. We thought there would be a pull forward of business to pre-Thanksgiving, early, you know, early shopping again for Christmas and so on. And we've seen both of those things play out. So we, you know, we planned the business to moderate from November into December. So we are very comfortable with where we are on all that.

You know, Christmas inventory is pretty sold through, you know, frankly, if we had a little bit more of that we would be happy, but we — we're fine with how we planned it. And overall, we're happy with where we're tracking on inventory. We do expect the on hand inventory levels in stores to progressively get better through the end of the quarter and to be at you

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know more normalized levels. And certainly, we have given up a little bit of sales volume from the very low on hand inventory levels we've been running.

Spencer Hanus
Great. Thank you.

Operator
Thank you. Our next question today is coming from Joe Feldman from Telsey Advisory Group. Your line is now live.

Joe Feldman
Hey, guys. Thanks for taking the questions. Wanted to — and congratulations on the quarter, actually. But you mentioned some new customers and you're doing a good job of retaining them. I was just curious if you could share a little bit more about the new customer, what you're seeing, you know, how they may be different from existing customers and talk a little bit more about how you are retaining them and getting them to come back.

Bruce Thorn
Hey, Joe. Thank you. I'll take it first and Jonathan can add on. We are seeing that as the COVID trend continues, there's new types of customers. They — she's focused on — on value shopping, home shopping and home furnishing, making the home life a better one, the work life at home better, and definitely Ecommerce, you know, making it easier. We are seeing strong Ecommerce shoppers coming in. Some of our customer acquisition, some of our strongest customer acquisitions coming from online.

We are also seeing a lot of customers coming in because they've heard that we've got Broyhill, and Broyhill is an iconic brand that she — she loves and — and that's a new source of customer for us and that customer is coming back, you know, half the time very quickly and purchasing other things across the store. We are seeing that our membership in our rewards this quarter was up in Q3 was up over 8% and we're encroaching on 21 million customers in our rewards database. But quite frankly, I think what we've got here is a customer that is looking for value, is looking for an easy shopping experience, convenience, and friendliness during a time that's very difficult.

So what we we’re doing to keep her is having more promotions that reward her like $10 off on a $40 purchase, a bounce back. We've heard her loud and clear on first responders of 15% off we did in Q3 was a huge success. 10% off military veterans all the time is something else that is — that's bringing those customers back over and over again. We've increased our social media engagement with them and our impressions Q3 year over year went from somewhere like a quarter of a million impressions to over 9 million through social influencers. So all of these things reaching on a more personal level through email and the things that she enjoys on the product that she needs is boding well for us.

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Joe Feldman
That's great. And if I could follow up and some of what you just said might answer this next question, but I know it's a little early, but as you think about next year and having the--to lap a lot of the strength that you've seen, it would seem to me that you have a lot of good initiatives in place to help sustain some level of sales and, you know, it — how should we think about the puts and takes for next year with regard to sales? It seems like there's an underlying core base of business that you should be able to maintain and just are we thinking about that the right way? Thanks.

Bruce Thorn
Yeah. You know, Joe, the way I think about it is I think, you know, this year, you know, while it was very difficult for all of us to go through COVID-19, still going through this terrible pandemic, but we picked up a lot of new “Jennifers” and they discovered Big Lots maybe for the first time in 2020. Like I said, we — we're on our way to 21 million rewards customers.

I think a few things here. Value never goes out of style and with our increased focus on closeouts and our penetration of own brands, an assortment of never outs that are competitively priced and consistent, that goes a long way. I think that easy never goes out of style either and our small box format, you know, discount neighborhood store getting in and out easily with omnichannel ease that we've got now being the number one total, according to total retail omnichannel company out there, you know, we're letting her shop at her terms.

Convenience, you know, we're adding more stores. Our assortments improving. We're adding services that are online like lease online pick up in store and then friendly. You know, we — we've got the highest NPS scores we've ever had and some of the highest I've ever worked at in a retailer. And I think all of that comes together with our Operation North Star strategy going into ‘21 where we're going to complete the rollout of the Lot, the Queue. We're going to continue to leverage pantry optimization, we're going to grow Broyhill closer to a billion dollar business over the out years. Ecommerce continues to strengthen and our fund and enable programs continue to get better. So I'm optimistic about our core set of strategic initiatives and the new customers that we've gained this year going into next year.

Joe Feldman
That's great. Thanks so much for that, Bruce. Good luck with this quarter, guys.

Bruce Thorn
Appreciate it, Joe.

Jonathan Ramsden
Thanks, Joe.

Operator

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Thank you. Our next question today is coming from Peter Keith from Piper Jaffray. Your line is now live.

Peter Keith
Hi. Thanks. Good morning, everyone and nice results. Bruce, maybe to follow up on the last question just looking out to 2021, it does seem like your — your closeouts are starting to pick up. How do you feel about the business momentum there and — and the team that's in place to — to go after and procure those types of closeouts? Is this something that you think is going to continue to ramp rather significantly as we look forward to the coming months?

Bruce Thorn
Yeah. Hi, Peter. Yeah, we're excited about our closeout progress that we've done this year. You know, we are growing our closeouts across all categories with the exception of seasonal, which is more self-explanatory. But continue to see us grow in all categories. I think really where we're looking at and targeting is — is penetration where the intersection of quality of the closeout and price makes sense for her. And I think there's a long runway there going into ‘21 and years beyond.

We've got a good heritage, a good muscle at Big Lots with merchants that understand the art of the deal in looking for these opportunities and we've seen, you know, some of the greatest growth so far in Soft Home, apparel, Hard Home, and we’ll continue to get after that. You know, Jack Pestello, our new chief merchant, he's got targets by category for DMMs and GMMs. We continue to practice art of the deal training. We've got weekly reporting on this and we're growing our sources. You know, we really think that, you know, our job is to be value creators out there in the marketplace and this is a great way, along with our own brands and are never out competitively priced to give her what she needs. So we see more promising growth in this area.

Peter Keith
Okay. That that sounds exciting. A second question would be for Jonathan on your comment around gross margin, flat year on year, somewhat surprising because of your lapping 180 basis point decline from a year ago and it seems like your seasonal products are going to have effectively no markdowns. You highlighted mix as one minor driver, but mostly categories to start the quarter seem margin accretive, so that kind of lands on freight and I guessed is that becoming a rather meaningful headwind? It seems like, you know, mathematically it could be 150, 200 basis points of margin headwind on the quarter.

Jonathan Ramsden
Yeah. Hey, Peter. Let me give you a little more color on that. Yeah, the freight headwind is not that significant. I mean, it's, you know, somewhat meaningful and it's reflecting the fact that, you know, I think you've heard, you know, from other retailers there are, you know, there's a lot of volume going through the system right now. You know, we've got a lot of inventory flowing through our DCs, we're getting, you know, some detention charges for dwell time that

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are a little longer than usual and then just the actual transportation rates are higher. So that is a factor.

Pantry optimization is a somewhat greater factor than in Q4 and that strong, you know, comp in consumables driven by stock-up but also by pantry optimization in general has a negative impact on gross margin rate. We think, you know, we're getting it back through — through top line, but it does impact the rate a little bit. And then we have all year, as you know, a little bit of adverse shrink effect.

We’ll begin our next cycle of physical inventories in January and we'll get a, you know, new read on where we are, you know, coming through the next cycle. But we've had that headwind resulting from last year’s physical inventories that we've been dealing with, you know, throughout this year. So there's, you know, there's a sum of a few individual items adding up. Yeah, we do overall expect to be somewhat less promotional than last year and we will still get a mark down and promotional benefit, but it's being largely offset by those other items.

Peter Keith
Okay. Thanks. That's helpful. Good luck with the rest of the holiday, guys.

Jonathan Ramsden
Thanks, Peter.

Bruce Thorn
Thanks, Peter.

Operator
Thank you. Our next question today is coming from the line of Anthony Chukumba from Loop Capital Markets. Your line is now live.

Anthony Chukumba
Good morning. Thanks for taking my question and congrats on the strong quarter. So just two quick questions. You know, you talked about Ecommerce and BOPIS and I was just wondering if you could give us any color in terms of the sales penetration from Ecommerce. And then — I guess that's my first question.

Bruce Thorn
Yeah. Thanks, Anthony. Good morning. You know, just first off, we are so proud of our Ecommerce team. They are truly playing to win and we are pleased with our growth in the quarter. 70% in Q3 alone. 170 basis points of overall comp for the quarter contributing coming from Ecommerce and traffic up over 50%. I'd say as you break it down, BOPIS and curbside pickup retain — remains the majority of that — of that growth and about 50 to 60% of the overall growth and we're pleased with that because it's profitable delivery on her terms.

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We are proud of the fact that we offered same day delivery with Instacart and now with Pickup and that continues to grow at — and is — is a — is becoming a significant part of the Ecommerce growth. And the 2 day — 2 day delivery out of 47, you know, strategically located stores across the United States given 90% of the U.S. customers two date delivery is something that she's truly enjoyed because it's a lower cost to her over a two day shipping period.

And then adding Big Lots credit cards and gift cards and doubling the SKUs — the SKUs that are being offered online year over a year, all of these things have allowed us to truly grow this business in a meaningful and profitable way. We were excited about also being a true omnichannel retailer as we go through holiday here because last year, you know, we weren't able to do the things we are this year. This year, we are able to offer all of this and shipping all the way up to December 18th, which allows us to play —compete with the pure plays and also past that date to deliver to the customer if she wants to come into our store and shop up to Christmas or curbside pickup. So that's a little bit of the breakdown of where we are in Ecommerce and we think we've got a lot more room to grow.

Anthony Chukumba
Got it. And then, you talked about closeouts being up 50%. And I was just wondering if you could give us any sense for, you know, I'm assuming they're not a terribly material percentage of your overall sales at this point, but would just love some color in terms of, you know, what — how much they are contributing. Thank you.

Bruce Thorn
Yeah. Yeah, no, it's a good question. You know, with the tremendous sales growth we've had over the year, the, you know, closeout penetration can get a bit lost in the — as the denominator grows, but it is a--it's still slightly less than 10% of overall penetration of the store. And — but the but the interesting thing is to see the dollar growth and what could be, you know, year over year like we said nearly 50% in the quarter and, you know, this is all about us starting that engine back up with our supply base and getting the connections out there and constantly growing it.

And what's really nice about these closeouts is a tremendous treasure hunt and excitement our customers get from it, especially across all these categories. Like I said earlier, the Soft Home area getting and with apparel and the items that we were able to bring along Hard Home, all these things, these are exciting products at great prices, good quality, tremendous value and — and at good margin points for us as a company. So we're happy about this and we see a long runway.

Anthony Chukumba
That's helpful. Keep up the good work. Thanks, guys.

Bruce Thorn
Thanks, Anthony.

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Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question today is coming from Chandni Luthra from Goldman Sachs. Your line is now live.

Chandni Luthra
Hi. Good morning. Thank you for taking my question and congratulations on a strong quarter. You guys talked about rolling out ship from store capabilities to 47 stores for a two day delivery. Could you perhaps talk about what the early reads are there? How should we think about the pace of rollout? And what sort of margin implications does that hold, you know, investments from an SG&A standpoint, any additional labor requirements, or any DC savings as a result of this initiative? Thank you.

Bruce Thorn
Yeah, I'll start with this. And I'm not sure we're going to get into the details of the--of the numbers yet, Chandni, but I will tell you that we're excited about adding our delivery service to 47 stores. As you implied in your question, what's nice about this is we give our customer another option other than same day or, you know, 5 to 7 day shipping from a DC. We are now able to reach 90% of the U.S. customers that we serve in a two day delivery with help from our FedEx partners.

And so, these stores have minimal labor in their backrooms to set up the shipping--the shipping lanes. And it hasn't--it's been somewhat nominal at the--at the current situation. And I'd also say that, as we look across our fleet of stores, this may be an expanded program in the out years as we continue to lower the freight costs associated and maybe increase service time. And then, once again, as you implied, it definitely takes a load off of our e-com distribution center in Columbus.

And so, this is overall a win for us and a win for the customer, and really comes down to our order management, our distribution order management systems, which we continue to improve and reduce split shipments and other friction points for the customer. So, we're excited about where we're going with this. I'm not sure we want to go into all the numbers of it at this point. It's early, and she's enjoying the service.

Chandni Luthra
That's very helpful. Thank you. And if I may follow up with a more, you know, 2021, 2022 longer-term question on just your real estate plans, obviously a lot going on with the market. How should we think about, you know, store openings versus closing opportunity, any rent negotiations that may come about, and just, you know, general prospects as you think about your store footprint in the future? Thank you so much.

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Jonathan Ramsden
Yeah. Hey, Chandni, it's Jonathan. I'll be happy to take that one. Yeah, so as we alluded to in the prepared remarks, we are, you know, planning to have a significant acceleration in net store count, you know, growth. We're going to end this year with a net four openings and closings.

We did pull back early in the year on openings, you know, back in the very early days of the COVID crisis. And then, you know, a decent number of those have ended up moving into Q1 of '21, so we're going to have our strongest Q1 opening cadence for many years, you know, coming up. And that will get us off to a good start in '21 overall.

But our--we're planning for a--you know, a much more significant net store count increase in '21 than we've seen this year and where we've been on average over the past 10 years or so. And then we believe real estate more generally is a significant opportunity for us. We think we can keep that pace going. We think there are significant opportunities for us, both in our conventional stores and potentially in some other formats that we're going to be exploring. And that's a high priority for us from a growth standpoint over the coming years.

One of the reasons we're--why we are, you know, more confident about that is the store performance intervention program we've been running has enabled us to significantly reduce the number of stores we're going to close. And obviously, you know, getting our net store count up can be a combination both of opening more stores but also closing fewer stores. So, we feel good about that piece of it.

And then we have much better analytics now, partly because of the data we've been able to export from our CRM database about who our customer is, where we have opportunities in markets that we--you know, we haven't penetrated significantly in the past. And that's opening up areas of opportunity for us to significantly grow our store count over the coming years. So, it's a critical lever for us. We are very excited about the opportunity there, and you should certainly expect to see an acceleration in '21.

Chandni Luthra
Thank you so much.

Operator
Thank you. Our next question today is coming from Paul Trussell from Deutsche Bank. Your line is now live.

Gabi Carbone
Hi. Good morning. This is Gabi Carbone on for Paul. Congratulations on the nice quarter. So, I kind of had a bigger picture question. Just wanted to ask about the overall assortment and wondered if you can give some details around evolution of your category mix this past year and kind of how you kind of see it evolving, you know, moving ahead. Thanks.

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Bruce Thorn
Hi, Gabi. This is Bruce. You know, I'll tell you what, we're really pleased with the assortment we've had in 2020, especially when you consider the tremendous rollercoaster we've been through, all of Americans have been through, the world, for that matter, with COVID-19. I think that we have a nice balance overall at a high level between essential everyday needs for the everyday Jennifer shopping, and we--and we hope to continue to refine that so we get more of her shopping trips through the year.

And we also have a nice blend of assortment for the home, you know, and more and more people--I think even past COVID-19, there's going to be more of a cocooning, of working from home trend that'll--that's going to prevail over the years. And I think we have a nice assortment as well, very well situated to improve the home environment, the work from home environment, the school from home environment, both indoor and outdoor furniture, etc.

So, I think overall, you know, how we plan to everyday essentials and convenience at work, live, school at home is key. I think that we--like I've said before, we--we're going to continue to lean into value, and that value is going to come across all categories with our closeout penetration increasing. We're going to also lean into value through own brands where we can offer a great quality product at a--an incredible price to our customers, and then compete on the convenience of everyday items that she expects and the consistency on the--on competitively priced name products.

I think we'll continue to see growth in consumables, the cleaning trend, the needs in the--in the house will continue to grow. That'll be something that we've prepared for--that we are prepared for, and we've emphasized that in our pantry optimization. We'll continue to adjust that. I think our seasonal business will continue to grow, and we'll lean into that as well.

It's a strong business. It's what we're known for. It's a traffic driving business for us overall. Soft Home, Hard Home, and Furniture, all those categories are tremendous growth categories for us where, even in more normal times, we've been taking market share with our double-digit growth in Furniture. So, we'll lean into those areas as well.

So, I think the key thing is is we're value creators and we are obsessed about finding value deals in all those categories, but I think overall we're situated nicely. And we may be testing a few other whitespace opportunities like how far we can go into apparel where it makes sense, along with some other categories through the year, that would then set us up for '22 and beyond.

Gabi Carbone
Great. And just a quick follow up, wanted to ask about your efforts to reduce your cost base and maybe where you kind of see further opportunities.

Jonathan Ramsden

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Yeah. Hey, Gabi, I'll be happy to take that one. Yeah, we--we've made excellent progress on that. And again, it's really a two-pronged approach. One is looking at our cost base from a structural standpoint, and that goes back to the original $100 million target savings goal we put out a year or--year or more ago at this point, and then, you know, sort of bottoms up, you know, approach of, you know, being frugal in how we think about all of our expenses.

So, we're pushing on both of those fronts, and we continue to see, as we said in the prepared remarks, opportunities in a range of areas in 2021. And we think that--you know, the whole fund the journey program has still got, you know, some significant legs to it. And frankly, it'll go on not just in '21 but--you know, but beyond that. I mean, it's really an ongoing mindset to continue to take cost of the business. But multiple areas of opportunity, as we referenced in the prepared remarks.

Gabi Carbone
Great. Thank you, best of luck.

Jonathan Ramsden
Thank you.

Bruce Thorn
Thanks, Gabi.

Operator
Thank you. Our next question today is coming from Karen Short from Barclays. Your line is now live.

Renato Basanta
Hi. Good morning. This is actually Renato Basanta on for Karen. Thanks for taking our questions. So, first, I just wanted to follow up on, you know, some of the discussion around 2021, specifically with respect to, you know, how you're going to manage the P&L in what's obviously pretty volatile environment.

You know, if you look at--consensus for next year has you down at--down 7% comp, which may or may not be close to what actually happens, but, you know, that type of sales drop implies hundreds of basis points of de-leverage before, you know, taking into account any cost leverage you may have. So, just wonder if you could help us frame how you're thinking about the P&L in that type of scenario, and maybe some of the levers you can--you can pull to manage.

Jonathan Ramsden
Yeah. Hey, Renato, I'll be happy to help with that. And you're right, it certainly is a more complex story than usual, and it's also a different story by quarter as you go through the year, you know, depending on what we're up against quarter by quarter. So, we're obviously spending a lot of time looking at that, thinking about what overall trends will be.

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I want to go back a little bit to start that question, though, with what Bruce was talking about earlier and all the initiatives we have rolling out. If you go all the way back to the beginning of the--this year, we talked about the fact that we expected our comp performance to progressively get better through the year as we--as we rolled out things like the Lot and the Queue and pantry optimization, Broyhill and our e-com capabilities.

And that story has been masked by other things that have gone on around nesting and stimulus, but it has held true. And if you look at our underlying performance, we have seen, we believe, an acceleration in comps through the year, which will support us going into 2021.

As you get into '21 quarter by quarter, it's--it is a different story. And in Q1 of 2020, we had the sort of stock-up effect in March, which we'll lap. And that degraded our margin to some degree, so there'll be margin benefit what we're up against that. But we would assume at this point that there's, you know, a reasonable likelihood that the nesting trend will continue to some degree at least into Q1, and then we'll start to lap it as we get further into the year.

I think what we also know from this year is that, had we had more inventory at certain points in the year, we would have been able to do more sales, so that's a bit of an opportunity as we think about 2021 and lapping some of those areas. And then, you know, from an overall margin and expense standpoint, we're still, you know, working through all of that.

A big wildcard in all of this is obviously whether there's any, you know, a second round of stimulus. Momentum, you know, on that seems to have picked up a little bit in the last couple days, but we'll see. As we plan our own business, we haven't counted on that. We're trying to make sure we're planning it appropriately conservatively, but if that comes, that could certainly be a significant game changer for the first half of 2021 and potentially beyond.

But we are, you know, working through all that detail now. I'd say the one of the critical points that we take out of 2020 is we learned about our ability to be much more nimble than perhaps we thought we were in the past. And we have been able to react really quickly through 2020 and, you know, not just be sort of stuck and locked into a particular plan. And I think that gives us confidence that we will be able to react as we move through '21 in a similar way.

But I think the most important point from my perspective is that the underlying, you know, strength of our business and our strategies should serve us well in '21 regardless of the reversal of any stimulus or other impact.

Renato Basanta
Okay, that's helpful. And then just wanted to follow up on e-commerce a bit. You know, you talked about doubling the SKUs. But I was wondering if you could speak to the percentage of the in-store assortment that's actually available online today and, you know, your efforts to continue to expand that. And then curious about where you think you are with respect to the e-

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commerce investment cycle--and what levels and kind of investments we should be expecting going forward.

Bruce Thorn
Yeah, I'll start off with that. The e-commerce growth and the 2X SKUs from last year, I mean, those are basically--I mean, it's not every SKU that we cover in-store, but our ability to have that assortment available and to be--you know, curbside pickup or ship from store at this point is a great improvement from where we were, and it's not incremental in the--in the sense that we're creating redundant SKUs or more cost. We're being able to leverage our infrastructure for that, which is a profitable way to grow the e-commerce business.

The--in terms of investment in e-commerce, some of the major investments we did this year have been absorbed at this point in terms of, you know, turning all the--turning on the Instacart, the Pickup/delivery system, as well as the 47 stores. But, you know, this--this is a lot of in-house work. And our IT team, working with our e-commerce team, has just done a--an unbelievably great job being scrappy about this.

So, into '21, this is really about now bringing operational excellence into the--into the mix and refining the processes, making them better, maybe a few systems tweaks. So, you know, we're still a ways off from any major system overhauls and infrastructure overhauls. We've got a--we've got runway here, so it's more of an improvement--incremental investments rather than stair-step.

Renato Basanta
Okay, that's great. And then just one quick one, if I may, on COVID costs. And sorry if I missed it, but, you know, wondering what that was in the quarter, what you're expecting to look like in--into 4Q--and then as we look at--into next year, you know, what your expectations are in terms of how much of these COVID costs you expect to stick around. Thank you.

Bruce Thorn
We--you kind of broke up on us. I'm not sure what you were--what you are asking, the first part of your question, the costs or something in Q4. What was that again?

Renato Basanta
What the COVID costs were in--in 3Q, what your expectations are for 4Q and then for next year. How much of the costs do you expect to stick around?

Jonathan Ramsden
Yeah. Hey, Renato. Yeah. So, we're running $5 or $6 million of incremental cleaning costs and supplies. That's the primary ongoing cost that we are referring to. Obviously, on top of that, you know, through 2020 we did pay some higher hourly rates. We paid, you know, higher store bonuses and corporate bonuses, for that matter, than usual, given very strong performance.

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But that $5 or $6 million we assume will continue at least, you know, for--through the first two quarters of 2021 at this point.

Renato Basanta
Great. Thanks for the color.

Bruce Thorn
Thank you.

Operator
And the next question is--our next question is coming from Jason Haas from Bank of America. Your line is now live.

Jason Haas
Thanks for taking my question. Could you provide more color on the low double digit rate that you're seeing quarter to date? And if that represents a moderation from 3Q, what's that attributable to? And then also, has that rate been consistent so far now through Black Friday?

Bruce Thorn
Well, I'll start off and Jonathan will get more precise, I believe. But, you know, we're happy that we--that we have had a good start to the Q4. We've been managing our promotional cadence very well. We did a nice job in Q3. That continues into Q4.

You know, we closed partially on Thanksgiving Day, and that was something--a decision we made with our customer in mind and also our associates in mind. And we noticed that, you know, in past, that most of our Jennifers shop early and finish up by 1:00 P.M. for the most part, and that allowed us to stay open for her needs and also get our associates back home with their families to enjoy Thanksgiving.

Expectations-wise, we met expectations on Black Friday and the weekend, Cyber Monday as well. And so, overall, we feel very good about how we're positioned so far through the--through the quarter.

We do know that--and for the most part, that--that double digit--low double digit comp, you know, we've seen some build up in--in essentials, but it's been--it's been across the board good with the cocooning, nesting at home trend, and that continues to play out well. And like Jonathan said earlier, the seasonal Christmas shopping or holiday shopping started all the way back in October. That's continued through and we've sold through very well, so the other categories are contributing.

I think as we look at this, the elongated and moderated, you know, view towards the rest of the quarter is the fact that, you know, COVID-19 is raging out there. There's government regulations that are coming in place here. People are staying at home more and more. We do

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believe that's going to have an impact through the quarter. It's going to be--it's going to be a tough quarter for many folks.

We're going to do our best to continue to serve our customer on her terms, especially with a really well built omnichannel offering at this point. But, you know, when we look at it, we do expect some moderation in the form of traffic to start to decline a bit. And we'll be comping, you know, highly promotional activity from last year with Friends and Family events that we won't have this year, but we'll allow her discounts to shop on her terms. But we do expect there will be moderation, and we want to go at it realistically.

Jason Haas
Thanks. That's helpful. And then as a follow up question, could you give an update on where the Easy Leasing penetration stands? And just in general, if you could provide any commentary on how that offering has performed, that'd be helpful. Thanks.

Bruce Thorn
Yeah, we've got great partners with Progressive on the Easy Leasing, and it continues to be a service that our customer enjoys. You know, it allows her to live big, save lots.

This year early on, you know, with the stimulus package, she did not require as much as prior years. You know, I think I--we called--or recalled high double digit teens in past penetration. That came down slightly in the first half of the year. It still remains down, you know, for the most part, but we expect as we--as we get post-COVID, those numbers and that penetration level will increase again.

Jason Haas
That's really helpful. Thank you.

Operator
Thank you. Our next question is coming from Brad Thomas from KeyBanc Capital Markets. Your line is now live.

Brad Thomas
Hi. Thanks for taking my question. Wanted to follow up on some of the topic of promotions. I think for Cyber Monday, you guys ticked up the promotion a bit from last year. It was 25% off this year versus 20% last year. I guess I was hoping to just think about is that just sort of unique for the online offering, or how are you thinking about promotions in general going forward, obviously with the understanding that you had been dialing them back over the past six months or so? Thanks.

Bruce Thorn
Yeah.

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Jonathan Ramsden
Yeah.

Bruce Thorn
Oh, go ahead, Jonathan.

Jonathan Ramsden
Yeah. Hey, Brad. I'll take that one and if Bruce wants to add on. Yeah, I mean, generally speaking, you're absolutely right. We've been less promotional, and that's broadly, you know, been the case, you know, through Q4 as well. And, you know, the Cyber Monday promo was probably a bit of an exception on that front, but it--you know, it's a unique day, and we thought it was appropriate to do that on that day.

But generally, you know, our intensity has been less and it will remain less in Q4. And then on top of that, you know, we are working to be more effective in how we deploy markdowns and promotions. We think there's some opportunity over time there with some new tools that we're, you know, working to roll out that will help us on that front.

But, yeah, broadly speaking, you know, we've been less promotional. We've needed to be less promotional. And to some degree, because of the way the shopping patterns have changed and, you know, we weren't comfortable running our whole house, weekend Friends and Family events, you know, we--we've spread some of those promotions out a bit. But overall, as we called out the last couple quarters, it's been less intense, and we expect it to remain so certainly this quarter and into Q1.

Bruce Thorn
Yeah. And I'll just add that, you know, to the tail part of what Jonathan said there, you know, Jack Pestello, the team, we’re all looking at this from how do we get in and out of--out of sets better, how do we get in and out of promos better, what should they look like.

I mean, sometimes when you--when you have these high-low sales over weekends, you know, not--just in a normal time, not with COVID, it's hard work on customers. It's hard works--work on the company as well. So, how do we buy better, allocate better, sell better, and make it less friction in the process and be much more productive and customers much--be much more happier on the way.

As we lean into closeouts, that becomes an easier value proposition as well as own brands. And so, we've learned a lot through 2020 in terms of how we can be much more effective in promotional cadence, and we'll be applying those learnings into '21.

Brad Thomas
Great. Thank you so much.

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Bruce Thorn
Yeah.

Operator
Thank you. We have reached the end of our question and answer session. I would like to turn the floor back over to management for any further or closing comments.

Bruce Thorn
Just want to wish everyone a very happy holiday season. Be safe out there. Stay happy and healthy. And thank you for your time with us today.

Operator
Thank you. That does conclude today's teleconference. You may disconnect your line at this time, and have a wonderful day. We thank you for your participation today.

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